Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: January 30, 2025

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Names Douglas Dietrich to Board of Directors

PITTSBURGH, January 30, 2025 — Kennametal Inc. (NYSE: KMT) today announced the election of Douglas Dietrich to its Board of Directors, effective February 1, 2025. Dietrich is currently the Executive Chairman and CEO of Minerals Technologies, a publicly traded specialty minerals company.
“Doug brings over 30 years of business and industry experience, most recently driving transformative change at Minerals Technologies through his strategic, operational and financial leadership,” said Sanjay Chowbey, President & CEO of Kennametal. “We’re excited to welcome him to our Board and confident that his expertise and global perspective will be key to advancing our strategy and enhancing shareholder value.”
William M. Lambert, Chairman of Kennametal’s Board of Directors, added: “Doug’s track record of delivering long-term growth through strategy, innovation and targeted M&A will be invaluable as we continue our transformational journey. We look forward to leveraging his insights and leadership as a member of our Board."

About Dietrich
Douglas T. Dietrich was elected Minerals Technologies Chairman of the Board in March 2021. He has served as the Chief Executive Officer of Minerals Technologies Inc. (MTI) since December 2016.
Dietrich has over 30 years of experience in the industrial goods, mining and metals manufacturing sector as well as significant expertise in engineering, management and operations.
Since joining MTI in 2007, Dietrich has held numerous key management positions, including Senior Vice President, Finance and Treasury and Chief Financial Officer with responsibility for the overall finance function, and Vice President, Corporate Development and Treasury where he led Corporate Strategy and M&A initiatives.

Prior to his tenure at MTI, Dietrich held several positions of increasing leadership responsibility at Alcoa Inc. These roles included Vice President, Alcoa Wheel Products - Automotive Wheels; President, Alcoa Latin America Extrusions; General Manager, Global Rod and Bar Products; and Manager, Business Development and Strategic Global Sourcing – Asia and Latin America.
Earlier in his career, Dietrich worked for Eaton Corporation and Westinghouse Electric Corporation where he held various positions in Engineering and Operations Management.
He holds a Bachelor of Science degree in Mechanical Engineering from the University of Michigan and an MBA in Finance from The Wharton School at the University of Pennsylvania.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,400 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2024. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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